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                                                                       EXHIBIT 3
                                                                       ---------

                        QUICKTURN DESIGN SYSTEMS, INC.

                       UNSECURED SUBORDINATED PROMISSORY
                       ---------------------------------


$3,000,000                                                   Wilsonville, Oregon
                                                              September 29, 1993


   FOR VALUE RECEIVED, Quickturn Design Systems, Inc. a California corporation, whose principal address is 440 Clyde Avenue, Mountain View, California 94043 (the "Company"), promises to pay to Mentor Graphics Corporation, an Oregon corporation, whose principal address is 8005 S.W. Boeckman Road, Wilsonville, Oregon 97007 ("MENTOR GRAPHICS"), the principal sum of Three Million Dollars ($3,000,000), together with interest on the outstanding principal sum at the rate of four percent (4%) per annum. Principal shall be due and payable annually in five equal installments of $600,000 on the 30th day of each September commencing on September 30, 1994. Interest accrued hereon shall be due and payable quarterly in arrears on the last day of each calendar quarter for the calendar quarter then ending, commencing with the calendar quarter ending December 31, 1993.

   Payment of principal and interest shall be made in lawful money of the United States at Mentor Graphic's principal office or at such other place as Mentor Graphics may from time to time designate in writing. Interest shall be calculated on the basis of a 360-day year and the actual number of days elapsed.

   The following is a statement of the terms and conditions to which this Note is subject and with respect to which, by acceptance of this Note, the holder hereof agrees:

   1.  PREPAYMENT
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   The Company shall have the right to prepay without premium or penalty, at any time, in whole or in part, the unpaid principal and interest due on this Note.

   2.  SUBORDINATION
       -------------

   The indebtedness evidenced by this Note is hereby expressly subordinated, to the extent and in the manner hereinafter set forth, in right of payment to the prior payment in full of all the Company's Senior Indebtedness.

   "Senior Indebtedness" shall mean the principal of (and premium, if any) and unpaid interest on (i) all indebtedness of the Company or with respect to which the Company is a guarantor, whether outstanding on the date hereof or hereafter created, to banks, insurance companies, lease financing institutions or other

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lending institutions, regularly engaged in the business of lending money, which is for money borrowed (or purchase of equipment in the case of lease funding) by the Company or a subsidiary of the Company, whether or not secured, and (ii) and amendments, R.R. Donnelley FinancialR.R. Donnelley Financial lending institutions, regularly engaged in the business of lending money, which is for money borrowed (or purchase of equipment in the case of lease funding) by the Company or a subsidiary of the Company, whether or not secured, and (ii) and amendments, modifications, deferrals, increases, renewals or extensions of any such indebtedness or any debentures, notes or other evidence of indebtedness issued in exchange for such Senior Indebtedness.

   Upon any receivership, insolvency, assignment for the benefit of creditors, bankruptcy, reorganization, or arrangements with creditors (whether or not pursuant to bankruptcy or other insolvency laws), sale of all or substantially all of the assets, dissolution, liquidation, or any other marshalling of the assets and liabilities of the Company or in the event this Note shall be declared due and payable upon the occurrence of an event of default (as specified herein), (i) no amount shall be paid by the Company in respect of the principal of or interest on this Note at the time outstanding, unless and until the principal of and interest on the Senior Indebtedness then outstanding shall be paid in full, and (ii) no claim or proof of claim shall be filed with the Company by or on behalf of the holder of this Note which shall assert any right to receive any payments in respect of the principal of and interest on this Note except subject to the payment in full of the principal of and interest on all of the Senior Indebtedness then outstanding.

   In the instance of an event of default which has been declared in writing with respect to any Senior Indebtedness, or in the instrument under which it is outstanding, permitting the holder to accelerate the maturity thereof, then, unless and until such event of default shall have been cured or waived or shall have ceased to exist, or all Senior Indebtedness shall have been paid in full,
(i) the Company shall promptly notify Mentor Graphics in writing of such default and (ii) no payment shall be made in respect of the principal of or interest on this Note, unless within twelve (12) months after the happening of such event of default, the maturity of such Senior Indebtedness shall not have been accelerated.

   In case cash, securities or other property otherwise payable or deliverable to the holder of this Note shall have been applied to the payment of Senior Indebtedness, then and in each such case, upon the payment in full of all Senior Indebtedness, the holder of this Note shall be subrogated to the rights of the holders of Senior Indebtedness to receive all further payments and distributions made on Senior Indebtedness until all principal of and interest on this Note shall have been paid in full; and no such payments or distributions to the holders of this Note by reason of such subrogation of cash, securities or other property which otherwise would be payable or distributable to the holders of Senior Indebtedness shall, as between the Company and its creditors

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(other than the holders of Senior Indebtedness), on the one hand, and the holder of this Note, on the other, be deemed to be a payment by the company on account of this NoteR.R. Donnelley FinancialR.R. Donnelley Financial(other than the holders of Senior Indebtedness), on the one hand, and the holder of this Note, on the other, be deemed to be a payment by the Company on account of this Note.

   Nothing contained in this Section 2 shall impair, as between the Company and the holder of this Note, the obligation of the Company, which is absolute and unconditional, to pay to the holder hereof the principal hereof and interest hereon as and when the same become due and payable, or shall prevent the holder of this Note, upon default under this Note, from exercising all rights, powers and remedies otherwise provided herein or by applicable law, all subject to the rights, if any, of the holders of Senior Indebtedness under this Section 2 to receive cash, securities or other properties otherwise payable or deliverable to the holder of this Note.

3.  EVENTS OF DEFAULT
    -----------------

   If one or more of the following events (herein called "EVENTS OF DEFAULT") shall have occurred and be continuing, that is to say:

   (a) If the Company (i) shall commence any proceeding or other action relating to it in bankruptcy or seek reorganization, dissolution, liquidation, winding-up, or any other relief under the Bankruptcy Code, as amended, or (ii) shall make a general assignment for the benefit of creditors; or

   (b) If any proceedings are commenced or any other action is taken against the Company in bankruptcy or seeking reorganization, liquidation, dissolution, winding-up, or for any other relief under the Bankruptcy Code, as amended; and any such event continues for ninety (90) days undismissed or undischarged; or

   (c) If the Company shall default in the performance of any of its obligations under this Note, such default shall have continued unremedied for a period of thirty (30) days and the obligation is not being contested in good faith by appropriate legal proceedings;

then the holder of this Note may at any time at such holder's option by written notice to the Company declare the principal amount of and the accrued interest on this Note to be immediately due and payable, and thereupon the same shall become so due and payable; and the Company will reimburse the holder of this Note for its reasonable costs and expenses, including attorneys' fees, incurred in connection with the enforcement of its rights under this Note. Notwithstanding the foregoing, upon the failure of the Company to pay any amount of principal or interest hereunder when due as set forth in the first paragraph of this Note, the holder of

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this Note shall be entitled to exercise all rights and remedies available to
itR.R. Donnelley FinancialR.R. Donnelley Financial this Note shall be entitled to exercise all rights and remedies available to it.

    4.  WAIVER
        ------

        The waiver by the holder hereof of any breach of or default under any term, covenant or condition contained herein shall not be deemed to be a waiver of such term, covenant or condition or any subsequent breach of or default under the same or any other such term, covenant or condition.

    5.  GENERAL PROVISIONS
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        (a) Governing Law: This Note shall be governed by and construed in
            -------------
accordance with the laws of the State of Oregon.

        (b) Successors and Assigns: The terms of this Note shall be binding upon
            ----------------------
and inure to the benefit of and be enforceable by the parties hereto and their respective distributees, legal representatives, successors and assigns.

        IN WITNESS WHEREOF, the Company has caused this Note to be signed in its name this 29th day of September 1993.


   QUICKTURN DESIGN SYSTEMS, INC.

                                                 By:    /s/ Raymond K. Ostby
                                                        ----------------------

                                                 Title: Vice President
                                                        ----------------------

AGREED TO AND ACCPETED:

MENTOR GRAPHICS CORPORATION

By: /s/ Frank S. Delia
    ---------------------

Title: Vice President
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